Exhibit 99.1

Coldwater Creek Announces Third Quarter 2009 Results

Sandpoint, Idaho, November 24, 2009 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and nine-month periods ended October 31, 2009.

Third quarter net loss was $34.0 million, or $0.37 per share, which includes the following items:

•                  $3.8 million after-tax charge, or $0.04 per share, relating to the separation from our former CEO.  This charge was comprised of the following items

•                  $1.2 million cash severance charge

•                  $1.4 million non-cash stock-based compensation charge

•                  $1.2 million non-cash pension related charge

•                  $26.3 million non-cash income tax charge, or $0.29 per share, related to a valuation allowance against net deferred tax assets as required under U.S. generally accepted accounting principles (GAAP). The recording of an income tax valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from utilizing its deferred tax assets in future profitable periods.

Excluding these additional items, the Company’s third quarter adjusted net loss on a non-GAAP basis was $3.9 million, or $0.04 per share. A reconciliation between our results reported in accordance with GAAP and adjusted net loss is included at the end of this press release.

Third Quarter Operating Results

•                  Net sales were $266.7 million, compared with $228.5 million in the fiscal 2008 third quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $207.3 million versus $175.4 million in the fiscal 2008 third quarter. Comparable premium store sales increased 14.4 percent in the third quarter versus the third quarter of fiscal 2008.  Direct sales (phone and internet) were $59.4 million, compared with $53.0 million in the same period last year.

•                  Gross profit for the fiscal 2009 third quarter was $97.1 million, or 36.4 percent of net sales, compared with $86.1 million, or 37.7 percent of net sales, for the fiscal 2008 third quarter. The decline in gross profit was primarily due to lower merchandise margins resulting from increased promotional activity and lower initial markups, partially offset by improved occupancy leverage.

•                  Selling, general and administrative expenses for the fiscal 2009 third quarter were $108.2 million, or 40.6 percent of net sales, compared with $88.8 million, or 38.9 percent of net sales, for the fiscal 2008 third quarter. The increase in selling, general and administrative expenses of approximately $19.4 million included a $6.0 million pre-tax charge referred to above associated with the separation from our former CEO.  In addition, higher marketing expenses, increased wages associated with higher retail sales, and other variable costs drove the increase in selling, general and administrative expenses, as compared with the third quarter last year.

•                  Operating loss for the third quarter was $11.1 million, which includes the $6.0 million pre-tax charge related to the separation from our former CEO.

•                  Net loss for the three-month period was $34.0 million, or $0.37 per share, compared with net loss of $1.3 million, or $0.01 per share, for the three-month period ended November 1, 2008.

•                  Adjusted net loss on a non-GAAP basis for the third quarter was $3.9 million, or $0.04 per share and excludes the non-cash charge to income taxes of $26.3 million, or $0.29 per share, related to a valuation allowance against net deferred tax assets, and a $3.8 million after-tax charge, or $0.04 per share, related to the separation from our former CEO.

Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek, commented, “While we are pleased with the strength of our merchandise assortments and our increased same store sales, our strong top line performance came at the expense of margin and increased promotional costs.  We are taking steps to improve merchandise margins through changes in pricing and sourcing, while improving the effectiveness and efficiency of our advertising and promotional strategies. We believe that these changes will result in improvements in our long-term financial performance, while continuing our success in providing a strong and compelling assortment of product to our customers.”

First Nine Months Operating Results

•                  Net sales were $720.2 million, compared with $741.0 million in the first nine months of fiscal 2008. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $561.4 million versus $551.7 million in the first nine months of fiscal 2008. Direct sales (phone and internet) were $158.8 million, compared with $189.3 million in the same period last year.

•                  Gross profit for the first nine months of fiscal 2009 was $244.0 million, or 33.9 percent of net sales, compared with $274.6 million, or 37.1 percent of net sales, for the first nine months of fiscal 2008. The decline in gross profit was primarily due to lower merchandise margins resulting from increased promotional activity, and lower initial markups, as well as deleveraging of fixed occupancy expenses.

•                  Selling, general and administrative expenses for the first nine months of fiscal 2009 were $273.7 million, or 38.0 percent of net sales, compared with $285.0 million, or 38.5 percent of net sales, for the first nine months of fiscal 2008. The decrease in selling, general and administrative expenses of approximately $11.4 million was primarily related to lower employee costs and reduced marketing expenses as well as other related costs. These decreases were partially offset by former CEO separation costs, increased marketing expenses, and higher retail wages in the third quarter of 2009.

•                  Net loss for the nine-month period was $46.5 million, or $0.51 per share, compared with a net loss of $7.4 million, or $0.08 per share, for the first nine months of fiscal 2008.

•                  Adjusted net loss on a non-GAAP basis for the nine-month period was $16.3 million, or $0.18 per share, and excludes the non-cash charge to income taxes of $26.3 million, or $0.29 per share, related to a valuation allowance against net deferred tax assets, and a $3.8 million after-tax charge, or $0.04 per share, related to the separation from our former CEO.

Income Tax Valuation Allowance

U.S. GAAP requires that we assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In making such judgments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its projected future performance. Consequently, based on available evidence, in particular our three-year historical cumulative losses, we recorded a valuation allowance against our net deferred tax asset. The recording of a valuation allowance has no impact on cash and does not preclude the company from utilizing the full amount of the deferred tax asset in future profitable periods.

Balance Sheet Highlights:

•                  Cash totaled $69.6 million, compared to $72.4 million at the end of the third quarter of fiscal 2008

•                  Total inventory increased to $193.0 million, compared to $171.4 million at the end of the third quarter of 2008

•                  Working capital was $89.9 million, compared to $100.8 million at the end of the third quarter of fiscal 2008.

Store Openings

The Company opened one new premium retail store during the three-month period ended October 31, 2009, bringing its premium retail store count at the end of the third quarter to 356 stores.  During the third quarter, the Company completed its 2009 store expansion program with 10 new stores opened since the beginning of the fiscal year.

Conference Call Information

Coldwater Creek will host a conference call on Tuesday, November 24, 2009, at 5:00 p.m. (Eastern) to discuss fiscal 2009 third quarter results. To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=2546926. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Tuesday, December 8, 2009. The replay can be accessed by dialing (877) 660-6853 and giving account number 3055 and the passcode 337327. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Non-GAAP Financial Measures

Coldwater Creek Inc. reports its financial results in accordance with GAAP.  However, we have presented in this press release an adjusted net loss amount that is a non-GAAP financial measure.  A reconciliation of this non-GAAP measure to the most comparable GAAP results is included at the end of this press release and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Management believes that this non-GAAP financial measure, which excludes the charges related to the separation from our former CEO and the charge related to the income tax valuation

allowance, provides meaningful supplemental information to investors regarding the Company’s operating performance.   This non-GAAP financial measure also facilitates comparisons of the Company’s performance to prior periods.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in predicting the effectiveness of promotional discounting, as well as the difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations occurring after the date of this release.

Contact:

Lyn Walther, Divisional Vice President, Investor Relations

Phone: 208-265-7005

Web site:  www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
Statements of Operations:	2009	2008	2009	2008
Net sales	$266,658	$228,453	$720,217	$740,992
Cost of sales	169,529	142,339	476,260	466,430
Gross profit	97,129	86,114	243,957	274,562
Selling, general and administrative expenses	108,192	88,765	273,665	285,021
Loss on asset impairments	—	—	—	1,452
Loss from operations	(11,063)	(2,651)	(29,708)	(11,911)
Interest, net, and other	(248)	353	(558)	1,443
Loss before income taxes	(11,311)	(2,298)	(30,266)	(10,468)
Income tax provision (benefit)	22,659	(988)	16,188	(3,058)
Net loss	$(33,970)	$(1,310)	$(46,454)	$(7,410)

Net loss per share - Basic and Diluted	$(0.37)	$(0.01)	$(0.51)	$(0.08)

Weighted average shares outstanding - Basic and Diluted	91,644	91,115	91,436	90,979

Supplemental Data:

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
Operating Statistics:	2009	2008	2009	2008
Catalogs mailed	26,588	17,143	57,376	58,867
Premium retail store count			356	341
Spa store count			9	9
Outlet store count			36	35
Premium retail store square footage			2,108	2,010

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
Segment Net Sales:	2009	2008	2009	2008
Retail	$207,298	$175,421	$561,402	$551,650
Direct	59,360	53,032	158,815	189,342
Total	$266,658	$228,453	$720,217	$740,992

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	October 31,	January 31,	November 1,
	2009	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$69,640	$81,230	$72,350
Receivables	14,098	15,991	25,204
Inventories	192,995	135,376	171,368
Prepaid and other	14,108	11,086	19,452
Income taxes recoverable	5,322	14,895	4,078
Prepaid and deferred marketing costs	11,554	5,361	11,798
Deferred income taxes	15	9,792	8,113

Total current assets	307,732	273,731	312,363

Property and equipment, net	308,834	337,766	348,285
Deferred income taxes	79	14,147	12,566
Restricted cash	1,776	1,776	2,664
Other	1,305	1,207	810

Total assets	$619,726	$628,627	$676,688

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$140,598	$93,355	$134,528
Accrued liabilities	71,849	82,469	71,900
Current deferred marketing fees and revenue sharing	5,380	4,918	5,098

Total current liabilities	217,827	180,742	211,526

Deferred rents	129,748	137,216	136,604
Capital leases and other financing obligations	11,936	13,316	13,410
Supplemental Employee Retirement Plan	9,229	7,807	8,330
Deferred marketing fees and revenue sharing	7,440	5,823	6,599
Other	646	1,227	998

Total liabilities	376,826	346,131	377,467

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 91,969,205, 91,264,527 and 91,186,600 shares issued, respectively	920	913	912
Additional paid-in capital	122,010	115,921	114,548
Accumulated other comprehensive loss	(572)	(1,334)	(1,788)
Retained earnings	120,542	166,996	185,549

Total stockholders’ equity	242,900	282,496	299,221

Total liabilities and stockholders’ equity	$619,726	$628,627	$676,688

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	October 31,	November 1,
	2009	2008

OPERATING ACTIVITIES:
Net loss	$(46,454)	$(7,410)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	47,478	44,282
Stock-based compensation expense	5,908	3,583
Supplemental Employee Retirement Plan expense	2,835	969
Deferred income taxes	23,069	(5,379)
Excess tax benefit from exercises of stock options	—	(84)
Net loss on asset dispositions	468	181
Loss on asset impairments	—	1,452
Other	207	314
Net change in current assets and liabilities:
Receivables	1,893	3,316
Inventories	(57,619)	(31,375)
Prepaid and other and income taxes recoverable	5,070	8,142
Prepaid and deferred marketing costs	(6,193)	1,864
Accounts payable	47,949	57,846
Accrued liabilities	(10,855)	(18,057)
Change in deferred marketing fees and revenue sharing	2,079	(619)
Change in deferred rents	(6,955)	16,008
Other changes in non-current assets and liabilities	(801)	(784)
Net cash provided by operating activities	8,079	74,249

INVESTING ACTIVITIES:
Purchase of property and equipment	(18,511)	(67,962)
Proceeds from asset dispositions	38	3,086
Net cash used in investing activities	(18,473)	(64,876)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	699	1,107
Credit facility financing costs	(618)	—
Payments on capital lease and other financing obligations	(1,277)	(693)
Excess tax benefit from exercises of stock options	—	84
Net cash (used in) provided by financing activities	(1,196)	498

Net (decrease) increase in cash and cash equivalents	(11,590)	9,871
Cash and cash equivalents, beginning	81,230	62,479

Cash and cash equivalents, ending	$69,640	$72,350

Reconciliation of GAAP presentation net loss to non-GAAP net loss

(amounts in thousands except for per share amounts)

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Net loss (GAAP basis)	$(33,970)	$(1,310)	$(46,454)	$(7,410)

Impact of CEO resignation
Cash severance charge, net of tax	1,231	—	1,231	—
Non-cash stock-based compensation charge, net of tax	1,359	—	1,359	—
Non-cash pension related charge, net of tax	1,171	—	1,171	—

Impact of income tax valuation allowance	26,348	—	26,348	—

Adjusted net loss (non-GAAP basis)	$(3,861)	$(1,310)	$(16,345)	$(7,410)

Adjusted net loss (non-GAAP basis), per share - basic and diluted	$(0.04)	$(0.01)	$(0.18)	$(0.08)